SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)  OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☒

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☐    Preliminary Proxy Statement

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

TRW INC.
(Name of Registrant as Specified in Its Charter)

NORTHROP GRUMMAN CORPORATION
(Name of Person(s) Filing Proxy Statement)

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1

April 3, 2002

A vote FOR will provide you the choice of participating in any Northrop Grumman exchange offer. A vote AGAINST eliminates this option.

Dear TRW Shareholder:

On April 22, 2002, TRW will convene a special meeting of its shareholders for the purpose of voting on a single resolution—a resolution to authorize the acquisition of TRW shares pursuant to Northrop Grumman’s $47 exchange offer commenced on March 4, 2002—as it may be amended.

We believe our current exchange offer represents full and fair value for TRW—based on our analysis of available public data. However, and as we have said repeatedly, we are prepared to amend our offer—if TRW permits us to analyze non-public information and if our assessment of market conditions support a higher value. TRW’s board of directors has thus far refused to assist us in this regard.

Without passage of this resolution, under Ohio law TRW shareholders will not have the opportunity to accept our exchange offer, whether or not we increase the value of the offer.

We believe TRW shareholders should have the opportunity to decide for themselves.

Approval of the resolution at the special meeting will clear the way for TRW shareholders to accept our exchange offer if they wish to. We urge you to vote “FOR” the exchange offer resolution and put the decision in your hands.

Further, we believe a vote in favor of permitting Northrop Grumman’s offer to proceed may encourage TRW’s board to reconsider its opposition to negotiation. Vote “FOR” the exchange offer resolution in order to ensure that the TRW shareholders have before them Northrop Grumman’s best offer.

Nothing in the resolution requires TRW shareholders to accept Northrop Grumman’s current offer or tender their shares.

Your vote is important.

You should know that at the special meeting, TRW is proposing to adopt extraordinary procedures that exclude the votes of some TRW shareholders. Northrop Grumman’s position is that this is a discriminatory voting system and that many of the procedures TRW intends to follow at the special meeting are contrary to law. We have commenced litigation to prove it. We cannot, however, predict the outcome of our pending litigation. Therefore, it is essential that you pay close attention to the certification requirements described in the enclosed proxy statement.

We urge you not to let your board of directors or other shareholders make this decision for you. Mark (including completing the certification of your eligibility to vote), sign, date and mail the BLUE proxy card or voting instruction form “FOR” the exchange offer resolution.

IMPORTANT

TRW has adopted extraordinary procedures at this meeting which require each stockholder to complete the form of certification on the back of each proxy card—in addition to marking and signing the proxy card itself—in order for their votes to be counted for all purposes in the vote on the exchange offer resolution.

Be sure to complete the certification on the back of your proxy card! Don’t allow your vote to be disregarded!

Sincerely,

Kent Kresa
Chairman and Chief Executive Officer

IMPORTANT

Your vote is important. Please sign, date and promptly mail your BLUE proxy in the enclosed envelope with a completed certification of eligibility. Remember, DO NOT return any proxy sent to you by TRW. You can change your earlier vote simply by signing, dating and mailing the enclosed BLUE proxy.

If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please call the person responsible for your account and direct him or her to execute a BLUE proxy on your behalf today. You should also mail your BLUE proxy and certification of eligibility at once in the envelope provided. Do so for each separate account you maintain. If you have questions or need assistance, please call D.F. King & Co., Inc., who is assisting us.

D.F. King & Co., Inc.
Call Toll-Free—1-800-755-7250